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                           A. H. BELO CORPORATION                    Exhibit 12
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)




                                                            Year Ended December 31,                     Three Months Ended March 31,
                                           ---------------------------------------------------------   ----------------------------
                                             1993        1994        1995        1996        1997               1997        1998
                                           ---------   ---------   ---------   ---------   ---------          ---------   ---------

Earnings:
     Earnings before income taxes
          and the cumulative effect
          of accounting changes            $  75,578   $ 107,897   $ 111,014   $ 144,040   $ 154,122          $  35,253  $  25,631
     Add:  Total fixed charges                18,792      17,294      32,089      29,009      94,069             14,019     28,025
     Less:  Interest capitalized               1,961         138         957         255         510                 90        129
                                           ---------   ---------   ---------   ---------   ---------          ---------  ---------
               Adjusted earnings           $  92,409   $ 125,053   $ 142,146   $ 172,794   $ 247,681          $  49,182  $  53,527
                                           =========   =========   =========   =========   =========          =========  =========

Fixed Charges:
     Interest                              $  16,976   $  16,250   $  30,944   $  27,898   $  91,288          $  13,537  $  27,363
     Portion of rental expense
          representative of the
          interest factor (1)                  1,816       1,044       1,145       1,111       2,781                482        662
                                           ---------   ---------   ---------   ---------   ---------          ---------  ---------
               Total fixed charges         $  18,792   $  17,294   $  32,089   $  29,009   $  94,069          $  14,019  $  28,025
                                           =========   =========   =========   =========   =========          =========  =========
Ratio of Earnings to Fixed Charges             4.92  x      7.23 x      4.43 x      5.96 x      2.63 x             3.51 x     1.91x
                                           =========   =========   =========   =========   =========          =========  =========


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(1) For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.